EXHIBIT 10.16

120 Albany Street Suite 450, Tower II New Brunswick, NJ 08901 Tel: 732-509-9100 Fax: 732-509-9101 www.thexchange.com J. Curt Hockemeier President and Chief Executive Officer

July 9, 2004

John J. Roberts

48 Oakland Place

Summit, NJ 07901

Dear John:

On behalf of Arbinet-thexchange, Inc. (the “Company”), I am pleased to extend to you an offer of employment in accordance with the following terms:

Title: You will serve as Chief Financial Officer (CFO). You will report to the President and CEO, and office in New Brunswick, New Jersey.

Start Date: Upon acceptance by you, your employment shall commence April 12, 2004.

Duties and Obligations: During your employment you will devote your full business interest and effort to the performance of your duties with the Company. These duties include managing:

•	accounting practices and polices;
•	financial and management reporting;
•	internal controls;
•	long term financial planning
•	treasury and financing activities;
•	tax planning;
•	Sarbanes-Oxley compliance;
•	human resources; and
•	all other functions that are commonly associated with the Chief Financial Officer position.

Employment Relationship: Your employment will be “at will” and may be terminated by either you or the Company at any time for any reason or no reason, by providing sixty (60) days written notice to the other party. Further, your participation in any Company benefit or equity program does not constitute an agreement by the Company to employ or continue to employ you for any period of time. Nothing in this letter creates any express or implied contract to the contrary. This at-will relationship will remain in effect throughout your employment with the Company and can be changed only by an express written agreement.

Salary and Bonus: While you are employed on a full-time basis by the Company the Company will pay you a base salary which annualizes to $250,000, payable in accordance with the usual payroll practices of the Company including the withholding of all income and employment taxes. You will be eligible for a 35% target bonus based upon achievement of assigned performance goals and subject to the approval of the Board of Directors.

Equity: You will also be eligible to participate in the Company’s employee stock option plan. Under the option plan and subject to the approval of the compensation committee and Board of Directors, the Company will grant you an option to purchase 1,800,000 shares of common stock of the Company at a per share exercise price to be set by the Board of Directors. These options will be granted on the first day of employment pursuant to a stock option agreement and vest over a 4-year period. Twenty-five percent (25%) of these options will vest after your completion of one year of employment with the Company. The remaining options will vest monthly (for so long as you remain employed by the Company) over the subsequent three years.

Notwithstanding the foregoing, in the event of a Change in Control (as defined below), (i) on the day of a change in control event, one-half of the unvested shares shall vest, with the remaining unvested portion vesting annually and equally over the remaining portion of the vesting term; provided that the grantee is employed by the Company or a subsidiary, or is associated with the Company or subsidiary as a director or consultant, on the applicable vesting dates; and (ii) if there is a “change in control” event (as defined below) and if within twelve months of such Change of Control the grantee’s employment with the Company is terminated (other than a termination for “cause” as defined in Section 1.6.5 of the Plan) then all restrictions shall lapse.

For purposes hereof, a “Change in Control” event, which does not include an IPO or a private equity financing transaction, occurs when the Company consummates a merger or consolidation of the Company with any other company (other than a wholly-owned subsidiary of the Company), other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (ii) (a) merger or consolidation effected to implement a recapitalization of the Company (or similar transaction), (b) the sale of 50% or more of the voting securities of the Company in a single transaction or a series of related transactions following an IPO; or (c) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

These options will be subject to various restrictions, including restrictions on transfer, forfeiture and repurchase provisions. Further details regarding the option plan will be provided to you once you have been granted options.

Benefits: You will participate to the extent eligible and subject to confirming coverage with applicable underwriters (if any), in all of the Company’s employee benefit programs generally provided to other executive officers, in accordance with the terms thereof as in effect from time to time. These benefits are described in the enclosed materials along with a copy of the employee handbook, which describes the Company’s policies and procedures that will govern certain aspects of your employment. Please be sure to review the handbook and sign and return the acknowledgement of receipt page at the end of the handbook to Kathy Cunningham on or prior to your first day of employment.

Vacation: The Company’s vacation year runs from January 1st to December 31st and you will be eligible for a 3-week vacation, which is accrued based on your date of hire as explained in the handbook.

Termination of Employment:

a)	In the event that your employment is terminated without cause, the Company will pay you, subject to your compliance with this and paragraphs b, c and d following, (i) any unpaid base salary through the date of termination and any accrued vacation; (ii) severance pay equal to six months base salary at the rate in effect on the date of termination (iii) an amount reimbursing you for the applicable premium payment for any COBRA coverage payable under the Company health or welfare plan for you and your dependents during the six (6) month period following the date of termination (the “Six Month Period”); and (iv) an amount equal to any employer contribution that would have been made by the Company pursuant to any retirement plan of the Company on your behalf and you remained employed by the Company during the Six Month Period assuming you contribute the maximum amount to the plan. Notwithstanding the foregoing, the amounts paid to you pursuant to subsections (iii) and (iv) of this paragraph (a) shall not exceed $25,000.
b)	In the event your employment hereunder is terminated for any other reason, the Company will pay you any unpaid base salary and compensation for accrued vacation through the date of termination.
c)	In addition, in all termination events the Company will pay you any other amounts or benefits owing to you under the then applicable employee benefit plans and programs of the Company in accordance with such plans and programs.
d)	For the purposes of this letter “cause” shall mean any of the following: (w) your willful misconduct in the performance of your duties to the Company, or your willful failure to implement any legal policy of the Company; (x) conviction of or plea of guilty or any plea other than “not guilty” to a felony; (y) the violation by you of any material provision of this letter which either is not cured within ten days after a written notice is given to you by the Company or constitutes a habitual breach; or (z) your dishonesty, misappropriation or fraud with regard to the property of the Company or its affiliates.

Confidential Information: While providing your services, you will have access to and will obtain confidential information as to the Company, its affiliates, its employees, and its customers and you may during the course of your employment develop certain information, inventions or other intellectual property. As a condition of your employment with the Company, you will be required to enter into the Company’s Employee Inventions and Confidentiality Agreement (the “Confidentiality Agreement”). The Confidentiality Agreement exists to ensure the Company and its investors that the Company’s valuable intellectual property and its rights thereto are protected.

Non-Competition/Non-Solicitation

a)	You acknowledge and recognize the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders you special and unique within the Company’s industry. In consideration of the payment by the Company to Employee of amounts that may hereafter be paid to Employee pursuant to this offer, you agree that during your employment hereunder and for a six (6) month period after the termination of your employment with the Company (the “Covered Time”), without the prior written consent of the Company, you will not enter into Competition with the Company. “Competition” shall mean participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever in a business in competition with any business conducted by the Company or its affiliates (a “Competitor”) in any jurisdiction where the Company and/or its affiliates conduct such business as of the date Employee’s employment terminates, and shall be deemed to include, without limitation, any business activity or jurisdiction which is covered by or included in a written proposal or business plan existing on the date of the termination of Employee’s employment with the Company; provided, however, that such participation shall not include (i) the ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company, (ii) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business unit of the enterprise in the aforesaid Competition or (iii) any activity engaged in with the prior approval of the Board.

b)	In further consideration of the payment by the Company to you of amounts that may hereafter be paid to you pursuant to this offer, you agree that during the Covered Time you shall not (i) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of the Company to terminate his, her or its relationship with the Company; (ii) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of the Company to become employees, agents, representatives or consultants of any other person or entity (including yourself or any person or entity owned or controlled by you); or (iii) directly or indirectly solicit or attempt to solicit any customer, vendor or distributor of the Company with respect to any product or service being furnished, made, sold or leased by the Company or proposed to be furnished, made, sold or leased by the Company and which is covered in a written proposal or business plan by the Company.

c)	You understand that the provisions of this section (a) and (b) may limit your ability to earn a livelihood in a business similar to the business of the Company but nevertheless agree and hereby acknowledge that the consideration provided under this offer is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of your education, skills and abilities, you agree that you will not assert in any forum that such provisions prevent you from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

Governing Law/Miscellaneous: This offer is subject to the laws of the State of New York. This offer, along with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes all prior agreements, arrangements and communications, whether oral or written, between the Company and you. This letter may not be altered, modified or amended except by written instrument signed by an individual authorized to sign on behalf of the Company (other than you) and by you. This letter may not be assigned in whole or in part, except that the Company may assign it to an acquirer of all or substantially all of the assets of the Company. This letter shall be binding on the successors and permitted assignees of the parties hereto.

This offer of employment is contingent on a successful background check and verification of your employment eligibility as required by the Immigration Reform and Control Act of 1986, which requires us to verify your employment eligibility. On the first day of work, please bring documents that show both your identification and authorization to work in the United States. These documents can be a U.S. birth certificate or social security card and driver’s license; a U.S. passport; or a Certificate of Naturalization.

This offer is made to you based on your representation to the Company that your acceptance of employment with the Company and performance of the contemplated services does not and will not conflict with or result in any breach or default or violate any other legal restriction. If you find this offer of employment acceptable, please sign and return this offer letter to me.

Sincerely,

/s/    J. CURT HOCKEMEIER

J. Curt Hockemeier

Accepted by:

/s/    JOHN J. ROBERTS

Date: 4/2/04